Exhibit 26(d)(5)

                         Phoenix LifePlan Options Rider



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[GRAPHIC OMITTED]       PHOENIX LIFE INSURANCE COMPANY
                        A STOCK COMPANY
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LIFE PLAN OPTIONS RIDER
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                              RIDER SPECIFICATIONS

POLICY NUMBER:                                       [9730000]

INSURED(S):                                          [John M. Doe]

MAXIMUM LIFETIME INCREASE:                           [$1,000,000]

REDUCTION LIMIT AMOUNT:                              [$5,000,000]

RISK CLASSIFICATION RANGE:                           [Table D or better]

This rider is part of the policy to which it is attached in consideration of the application. This rider is effective on the Rider Issue Date shown in the Schedule Pages of this policy. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

LIFE PLAN OPTION BENEFITS
-------------------------
While this policy and its riders are in effect, you may elect to change your insurance coverage by selecting one of the following Life Plan Options described below.

[INCREASE IN FACE AMOUNT WITHOUT MEDICAL EXAM OPTION
----------------------------------------------------
You may increase your Face Amount up to the Maximum Lifetime Increase. If you choose to increase coverage, such increase will be determined without a medical exam. Any other underwriting rules however, will continue to apply, and thus the increase in coverage is still subject to our normal underwriting approval.

Other conditions that apply to this option are as follows:
o This option may be elected only during the 90-day period immediately preceding the [5th, 10th and 15th] policy anniversaries.
o  The insured(s) must be Age 65 or younger to elect this option.
o The insured(s) must fall within the Risk Classification Range as shown above on the Policy Date.
o The insured(s) must be living and meet our non-medical underwriting requirements at the time of your request for election of this option.
o An individual term or joint term rider must either already be attached to the policy or then currently approved and available for sale in the state of applicable jurisdiction.
o  Death Benefit Option A must be in effect.]

[REDUCTION OF FACE AMOUNT WITHOUT SURRENDER CHARGE OPTION
---------------------------------------------------------
You may request a decrease in the Face Amount in accordance with the terms of the policy and any applicable riders without incurring a Surrender Charge which, under the terms of your policy, would otherwise apply. The Surrender Charge remaining will continue to apply to the remaining Face Amount as if the decrease in Face Amount had not been made.

Other conditions that apply to this option are as follows:
o This option may be elected only during the 90-day period immediately preceding the [5th, 10th and 15th] Policy Anniversaries.
o  The sum of all reductions to Face Amount may not exceed the lesser of (a) or
   (b) where:
   a) = 50% of the total Face Amount at Issue;
   b) = the Reduction Limit Amount in aggregate of all reductions under the terms of this rider for all policies issued by the Company and its affiliates on the same insured(s).


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o  The new Face Amount may not be less than Minimum Face Amount as shown in policy Schedule Pages, if applicable.]

[EXCHANGE FOR ANNUITY WITHOUT SURRENDER CHARGE OPTION
-----------------------------------------------------
Only during the 90-day period immediately preceding the [10th and 15th] Policy Anniversaries, you may surrender your policy as part of an exchange request to an eligible annuity contract offered by us without incurring a Surrender Charge, which would otherwise apply. The new annuity contract will reflect the surrender charges that would ordinarily apply for new business.]

[ALTERNATE POLICY SPLIT OPTION
------------------------------
If you have a joint life policy you may request to split it under this alternate variation with the following modification to the terms of the Policy Split Option Rider which would otherwise apply. The Policy Value and Face Amount may be split by any percentage up to 100% into two single-life policies offered by us on the lives of the insureds. You may also request that the Policy Value and Face Amount of the joint life policy be applied toward a single life policy offered by us on the life of either insured then living. If you choose such option, underwriting and our agreement to such split in coverage will be determined without a medical exam. Any other underwriting rules, however, will continue to apply and thus the split in coverage is still subject to our normal underwriting approval.

Other conditions that apply to this option are as follows:
o This option may be elected only during the 90-day period immediately preceding the [5th, 10th and 15th] Policy Anniversaries.
o  Both insureds must be Age 65 or younger to elect this option.
o The Policy Split Option Rider must be attached to the base policy at issue or then currently approved and available for sale in the state of applicable jurisdiction.
o Both insureds must fall within the Risk Classification Range as shown above on the Policy Date.
o Both insureds must be living and meet our non-medical underwriting requirements at the time of your request for election of this option.]

TERMINATION OF THIS RIDER

This rider and all rights provided under it will terminate upon the earliest of the following dates:

1.  the date we receive your written request to cancel this rider;

2.  the date of the first business day following the [15th] Policy Anniversary;

3.  the date the policy terminates.

[4. the date you exercise the Exchange for Annuity without Surrender Charge
    Option [or Alternate Policy Split Option]];


                         Phoenix Life Insurance Company

                                [/s/ John H. Beers]

                                   [Secretary]

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